UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2017

GREAT WESTERN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36688	47-1308512
(Commission File Number)	(IRS Employer Identification No.)

225 South Main Avenue
Sioux Falls, South Dakota	57104
(Address of Principal Executive Offices)	(Zip Code)

(605) 334-2548
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                         Emerging growth company        ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                 ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 26, 2017, Great Western Bancorp, Inc. (the “Company”) appointed Michael Gough to the position of Executive Vice President and Chief Credit Officer. Mr. Gough, who is 56 years old, will be responsible for the overall direction and operations of the credit department, including loan and portfolio quality, and will oversee the Company’s commercial credit and collection policies, procedures, and processes ensuring appropriate mitigation of the risks inherent in any loan portfolio along the attainment of the Company’s lending objectives. Mr. Gough has been employed at Great Western Bank, a South Dakota state chartered bank and a wholly owned subsidiary of the Company (the “Bank”) for over 21 years, and Mr. Gough has served as the Bank’s Chief Credit Officer for the past 3 years. Prior to his appointment as the Bank’s Chief Credit Officer, Mr. Gough started and managed the Bank’s Strategic Business Services (“SBS”) which managed troubled assets and minimized the Bank’s loss exposure. Preceding his role as SBS manager for Bank, Mr. Gough served as the Executive Vice President of Credit for the Bank’s South Dakota charter which was thereafter merged with and the successor to the Bank’s Nebraska and Iowa charters.
On January 27, 2011, the Bank entered into an Employment Agreement (“Agreement”) with Michael Gough as the SBS General Manager, which Agreement was ratified upon Mr. Gough’s appointment as the Bank’s Chief Credit Officer. In accordance with its terms, the Agreement has automatically renewed for additional one year terms which continues until terminated. The Agreement may be terminated upon the death or disability of Mr. Gough, for cause (as defined in the Agreement), upon mutual written agreement between the Bank and Mr. Gough, or by either party without cause upon 180 days written notice to the other party.
The Agreement provided for an initial base salary of $200,000 per year, and all salary increases shall be at the sole discretion of the Bank’s President & CEO and Board of Directors. Mr. Gough’s current annual base salary is $255,000. Mr. Gough is entitled during each fiscal year to participate in the organization’s Short Term Incentive Plan with a target of 30% of his base salary and its Long Term Incentive Plan. Additionally, Mr. Gough is eligible to participate in the organization’s group health insurance, retirement plans, and other benefit plans and be entitled to reimbursement of travel and business expenses.
The Agreement provides that during the term of the Agreement or so long as Mr. Gough is an employee of the Bank and for a period of one year thereafter unless consented to by the Bank, Mr. Gough will not (i) compete or engage in any business or render any services to any business, person or entity that competes in the same business or profession of Bank in any county in which Bank maintains a branch office or facility at the time of termination of employment, or any county that is contiguous thereto; and (ii) solicit, aid or induce any current employee of Bank to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Bank or its affiliates or to retain such employee, representative or agent, or take any action to assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.
The foregoing description of the Agreement with Mr. Gough is qualified in its entirety by reference to the Employment Agreement that is attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.
Mr. Gough was not selected as Executive Vice President and Chief Credit Officer pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Gough and any of the Company’s other directors or executive officers. Since the beginning of the Company’s last fiscal year, there has been no transaction or currently proposed transaction in which the Company was or is to be a participant and in which Mr. Gough or any of his immediate family members had or will have a direct or indirect material interest required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Great Western Bank and Michael Gough

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT WESTERN BANCORP, INC.

Date: July 27, 2017	By: /s/ Donald J. Straka
Name: Donald J. Straka
Title: General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement between Great Western Bank and Michael Gough